Exhibit 10.5

To:	(1)	Lion/Rally Cayman 4 (“Cayman 4”); and

	(2)	Lion/Rally Cayman 5 (“Cayman 5”)

	(together, the “Lion Holdcos”)

	(3)	Lion Capital LLP
		21 Grosvenor Place
		London SW1X 7HF
		United Kingdom

		(“Lion Capital” and, together with the Lion Holdcos, the “Lion Parties”)

From:	(1)	Central European Distribution Corporation (“CEDC”) Bobrowiecka 6 00-723 Warszawa
		Poland

	(2)	Carey Agri International – Poland sp. z o.o. (“Carey Agri”)
		66A Bokserska Street
		02-690 Warszawa Poland

Date: 24 April 2009

Dear Sirs

PROJECT RALLY 2: LETTER OF UNDERTAKING

1	INTRODUCTION

We refer to:

1.1	the note purchase and share subscription agreement to be made between CEDC, Carey Agri International—Poland sp. z o.o., Lion/Rally Cayman 2, and Cayman 5 (the “Note Purchase Agreement”);

1.2	the limited partnership agreement relating to Lion/Rally Cayman 7 L.P. to be made between Lion/Rally Cayman 8 as general partner and CEDC, Lion/Rally Cayman 2 as limited partners (the “Limited Partnership Agreement”);

1.3	the option agreement relating to shares in Lion/Rally Cayman 6 to be made between the Lion Holdcos, Lion/Rally Cayman 7 L.P. and CEDC (the “Option Agreement”);

1.4	the governance and shareholders agreement to be made between Lion/Rally Cayman 7 L.P., the Lion Holdcos, Lion/Rally Cayman 6, Lion/Rally Cayman 8 and CEDC (the “Shareholders Agreement”);

1.5	the proposed memorandum of association and articles of association of Lion/Rally Cayman 6, including the schedule thereto;

1.6	the share mortgages made between: Lion/Rally Cayman 7 L.P. and the Lion Holdcos (the “Pledges”); and

together, the “Equity Documents”;

1.7	the commitment letter between CEDC and the Lion Holdcos, dated on or about the date hereof (the “Commitment Letter”);

1.8	the registration rights agreement between CEDC, and the Lion Holdcos (the “Registration Rights Agreement”); and

1.9	certain warrants to be issued to the Lion Holdcos within 30 days of the signing of the Option Agreement (the “Warrants”).

2	DEFINITIONS AND INTERPRETATION

2.1	In this Letter of Undertaking the following words and expressions have the following meanings:

“Affiliate”	with respect to any Person, another Person Controlled directly or indirectly by such first Person, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person, and “Affiliated” shall have a meaning correlative to the foregoing;

“Approved Jurisdictions”	The Federal or state courts in the state of New York, the State of Delaware, the Cayman Islands and Poland;

“Business Day”	any day other than a Saturday or Sunday on which banks are normally open for general banking business in London, New York, Warsaw and the Cayman Islands;

“CEDC Common Stock”	has the meaning given in the Option Agreement;

“Confidential Information”	all and any information (written, oral or electronic): (a) concerning the business, finances, assets or affairs of any party to this Letter of Undertaking and their Affiliates; (b) relating to the Group’s processes, plans, intentions, product information, know-how, designs, trade secrets, software, market opportunities and customers, or in relation to any third party for which any member of the Group is responsible or in respect of which any member of the Group has an obligation not to disclose; and (c) relating to the contents of any Equity Document (or any agreement or arrangement entered into pursuant to or any transaction contemplated by any Equity Document);

“Consideration Securities”	has the meaning given in the Note Purchase Agreement;

“Control”	(including, with their correlative meanings, “Controlled by”, “Controlling” and “under common Control with”) possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of any other Person, provided that, in any event, any Person who owns, directly or indirectly, a majority of the securities having ordinary voting power or otherwise having the power to elect a majority of the directors or other governing body of a corporation or having a majority of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; for the avoidance of doubt, a limited partnership is Controlled by its general partner;

“Encumbrance”	any mortgage, charge (fixed or floating), pledge, lien, hypothecation, option, right of set off, security trust, assignment by way of security, reservation of title, option, restriction, right of first refusal, right of pre-emption, third party right or interest, or any other encumbrance or security interest whatsoever created or arising or any other agreement or arrangement (including any sale and leaseback transaction) entered into for the purposes of conferring security or having similar effect and any agreement to enter into, create or establish any of the foregoing;

“Exchange Act”	the Securities and Exchange Act 1934, as amended;

“Final Discharge Date”	has the meaning given in the Option Agreement;

“Group”	has the meaning given in the Shareholders Agreement;

“Lion Restricted Parties”	(i) the Lion Parties, (ii) all Affiliates of the Lion Holdcos which Control either or both of them and are Controlled by Lion Capital, (iii) all Affiliates of the Lion Holdcos which are Controlled by either or both of them, and (iv) all Affiliates of Lion Capital which are Controlled by Lion Capital and have a voting or economic interest in any entity described in clause (i), (ii) or (iii) of this sentence;

“New Investment”	has the meaning given in the Commitment Letter;
“Person”	any natural person, corporation, general partnership, simple partnership, limited partnership, proprietorship, other business organisation, trust, union, association or governmental authority, whether incorporated or unincorporated; a reference to any Person shall include such Person’s successors and permitted assigns under any agreement, instrument, contract or other document;

“Rule 144”	Rule 144 of the Securities Act;

“Rule 200”	Rule 200 of Regulation SHO of the Exchange Act

“Securities Act”	the Securities Act of 1933, as amended;

“Transfer”	has the meaning given in the Shareholders Agreement.

2.2	The headings in this Letter of Undertaking do not affect its construction or interpretation.

2.3	References to a “Party” or to the “Parties” are references to a party or parties to this Letter of Undertaking.

2.4	A reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the parties.

2.5	References to “$”or “USD” are references to the lawful currency for the time being of the United States of America.

2.6	The singular includes the plural and vice versa and any gender includes any other gender.

3	BACKGROUND

3.1	CEDC and funds managed by Lion Capital hold an investment in Russian Alcohol Group. CEDC and the Lion Parties have agreed to enter into the New Investment on the terms set out in the Equity Documents.

3.2	This letter agreement (this “Letter of Undertaking”) is being entered into by the parties to set out certain of the parties’ mutual understandings and agreements with respect to the New Investment.

3.3	In consideration of each of the parties separately entering into the Equity Documents as well as for other good consideration for which receipt by each party is acknowledged, the parties hereby agree as set out in this Letter of Undertaking.

4	ISSUES OF SECURITIES

Each of the Lion Parties represents, warrants and undertakes to CEDC that as of the date hereof, and as of the date of each issuance of shares of CEDC Common Stock to the Lion Holdcos set out in clauses 5.2.1, 7 and 8.2 of the Option Agreement, and as of the date of the delivery of the Warrants to the Lion Holdcos pursuant to clause 5.1 of the Option Agreement, and as of the date of each exercise of any Warrant by any Lion Party or any Affiliate thereof, and as of the date of the issuance of the Consideration Securities:

4.1	it is an “accredited investor” within the definition of such term set out in Rule 501(a) of Regulation D under the Securities Act;

4.2	it is acquiring the Consideration Securities, the shares of CEDC Common Stock issuable pursuant to clauses 5.2.1, 7 and 8.2 of the Option Agreement, and the shares of CEDC Common Stock issuable upon the exercise of the Warrants (together, the “CEDC Shares”), and the Warrants, for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act;

4.3	it understands, acknowledges and agrees that:

4.3.1	on delivery, the CEDC Shares and the Warrants will not have been registered under the Securities Act;

4.3.2	the sale of the Warrants and each delivery of CEDC Shares is intended as a transaction qualifying under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder;

4.3.3	the Warrants may not be transferred or resold except in accordance with the terms and provisions thereof, and will be endorsed with the legend set out therein (all of which the Lion Parties have reviewed);

4.3.4	the CEDC Shares may not be transferred or resold except pursuant to:

(a)	an effective registration statement under the Securities Act covering such proposed transfer or resale and where such transfer or resale is made in accordance with such registration statement; or

(b)	(1) a transfer or resale that is eligible under Rule 144 and is made pursuant thereto; or (2) a transaction exempt from registration under the Securities Act; and which, in each case, is otherwise made in accordance with applicable securities laws and does not adversely affect CEDC’s ability to issue either: (A) CEDC Common Stock as contemplated by the Option Agreement or the Note Purchase Agreement; or (B) Warrant Shares pursuant to the exercise of any Warrant, in each case through an exemption from registration under the Securities Act and:

(i)

in the event of a proposed transfer or resale pursuant to this paragraph 4.3.4(b) the transferor/seller provides: (A) written notice to CEDC of its intention to transfer or resell any CEDC Shares, including a reasonably detailed statement of the circumstances surrounding the proposed transfer or resale, no later than five Business Days prior to effecting such transfer or resale; and (B) CEDC with a legal opinion from independent, internationally recognised legal counsel experienced in such matters, which legal opinion shall be in customary form reasonably acceptable to CEDC and shall state that such transfer or resale is eligible under Rule 144 or is made in a transaction exempt from registration under the Securities Act and, in each case, is made in a transaction exempt from registration under the Securities Act and, in each case, is otherwise made in accordance with applicable securities laws, provided that in the case of any transfer or resale made pursuant to Rule 144, the transferor/seller may provide such notice and legal opinion in respect of all of the transfers or resales proposed to be made within the six (6) month period following the date of such notice and legal opinion; and

(ii)	only with respect to any proposed transfer or resale of (A) any Warrant made pursuant to paragraph 4.3.4(b)(1) or (2), and (B) any CEDC Common Stock made pursuant to paragraph 4.3.4(b)(2), the transferor and the transferee in any such transfer or resale as a condition precedent thereto shall have provided to CEDC such factual representations, warranties and undertakings as CEDC may reasonably request to ensure that such sale, transfer or disposition does not adversely affect CEDC’s ability to issue either CEDC Common Stock as contemplated by the Option Agreement or the Note Purchase Agreement or Warrant Shares pursuant to the exercise of any Warrant issued pursuant to the Option Agreement, in each case through an exemption from registration under the Securities Act);

4.3.5	the CEDC Shares will be endorsed with the following legends:

(a)	“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN OFFERED AND SOLD TO ACCREDITED INVESTORS (AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION D PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS WITH REGARD TO THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN ADDITIONAL RESTRICTIONS ON TRANSFER, HEDGING AND OTHER MATTERS AS SET OUT IN THAT CERTAIN REGISTRATION RIGHTS AGREEMENT, DATED [•], 2009 AMONG CENTRAL

EUROPEAN DISTRIBUTION CORPORATION, LION/RALLY CAYMAN 4 AND LION/RALLY CAYMAN 5, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY, AND MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH.”; and

(b)	any other legend required to be placed thereon pursuant to the Registration Rights Agreement and applicable law;

4.4	it did not learn of the investment in the CEDC Shares or the Warrants by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Lion Parties was invited by any of the foregoing means of communications;

4.5	it has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby, and understands that the purchase of the CEDC Shares and the Warrants involves substantial risk;

4.6	it has had an opportunity to receive all additional information related to CEDC requested by it and to ask questions of and receive answers from CEDC regarding the terms and conditions of the issuance and sale of the CEDC Shares and the Warrants and the business, properties, prospects and financial condition of CEDC and to obtain any additional information requested and has received and considered all information it deems relevant to make an informed decision to purchase the CEDC Shares and the Warrants; and

4.7	it acknowledges that CEDC is relying on the representations, warranties and agreements contained in this paragraph 4 in delivering the Warrants and the CEDC Shares to the Lion Holdcos and would not engage in such transaction in the absence of the representations, warranties and agreements contained herein. Each Lion Party further acknowledges and agrees that any obligation of CEDC herein to deliver the Warrants and the CEDC Shares to the Lion Holdcos is conditioned upon the accuracy of the representations, warranties and agreements in this paragraph 4 and each Lion Party agrees to notify CEDC promptly in writing if any representation or warranty in this paragraph 4 ceases to be accurate and complete.

5	PROHIBITED TRANSACTIONS

5.1	Each of the Lion Parties:

5.1.1	agrees that prior to the Final Discharge Date (as defined in the Option Agreement), it shall not, and shall cause its Affiliates not to (and for the avoidance of doubt the Lion Holdcos shall procure that Lion Capital shall not):

(a)	effect, directly or indirectly, any short sale (as defined in Rule 200) with respect to the CEDC Common Stock or Warrants or with respect to any other security that includes, relates to or derives any significant part of its value from, CEDC Common Stock or Warrants, unless:

(i)	immediately following the execution of such short sale, the Lion Parties and their Affiliates (considered as a group) would not hold a “net short” position with respect to shares of CEDC Common Stock (provided that for the purposes hereof, (A) a Person or Persons shall be considered to hold a “net short” position where the number of shares of CEDC Common Stock such Person or Persons is or are bound to deliver to another Person (in respect of which such Person or Persons has borrowed shares of CEDC Common Stock) exceeds the number of shares of CEDC Common Stock such Person or Persons is or are deemed to own under section (b) of Rule 200, in each case immediately following the execution of such short sale and (B) the Lion Holdcos will be deemed to own the Fixed Securities under section (b) of Rule 200 from the date of the Option Agreement until the earlier of (x) with respect to any Fixed Security, the first day, following the issuance of such Fixed Security, on which such Fixed Security is not deemed to be owned by a Lion Holdco within the meaning of section (b) of Rule 200 and (y) the Final Discharge Date);

(ii)	such transaction is not entered into for speculative purposes and is bona fide for the primary purpose either of hedging the price at which the Lion Parties and their Affiliates may dispose of shares of CEDC Common Stock or facilitating a timely and orderly distribution of such shares of CEDC Common Stock; and

(iii)	such transaction is in compliance with applicable law and is not a transaction or series of transactions intended to evade the prohibitions of this paragraph 5; or

(b)	without the prior written consent of CEDC, establish any “put equivalent position” (as defined under Rule 16a-1(h) under the Exchange Act) or grant, directly or indirectly, any other right (including any put or call option, forward sale contract, swap or stock pledge or loan or transaction similar to any of the foregoing) with respect to CEDC Common Stock or Warrants or with respect to any other security that includes, relates to or derives any significant part of its value from, CEDC Common Stock or Warrants (each, a “Derivative Transaction”); provided that CEDC shall act in a commercially reasonable manner in determining whether to grant such consent; provided further that no such consent shall be required:

(i)	where (A) a Derivative Transaction is not entered into for speculative purposes and is bona fide for the primary purpose of either (x) hedging the price at which the Lion Parties and their Affiliates will dispose of any shares of CEDC Common Stock received (or to be received) pursuant to clause 5.2.1 of the Option Agreement or any related issuance under clause 7.1 of the Option Agreement or pursuant to the exercise of the Warrants, or (y) facilitating a timely and orderly distribution of any shares of CEDC Common Stock received (or to be received) pursuant to clause 5.2.1 of the Option Agreement or any related issuance under clause 7.1 of the Option Agreement or pursuant to the exercise of the Warrants, and (B) such transaction is in compliance with applicable law and is not a transaction or series of transactions intended to evade the prohibitions of this paragraph 5; or

(ii)	in the event CEDC elects to issue additional shares of CEDC Common Stock pursuant to clause 8.2 of the Option Agreement or any related issuance under clause 7.1 of the Option Agreement and/or paragraph 5.1.3 or paragraph 5.3 of the Note Purchase Agreement or any related issuance under paragraph 7 of the Note Purchase Agreement, in connection with any Derivative Transaction with regard to any such shares of CEDC Common Stock so issued;

(each transaction prohibited by paragraph 5.1.1, a “Prohibited Transaction”);

5.1.2	represents that on and after 1 March 2009 and as of the date hereof neither it, nor any of its Affiliates, has or is engaged, directly or indirectly, in a Prohibited Transaction;

5.1.3	agrees that prior to the Final Discharge Date (as defined in the Option Agreement) it shall not, and shall cause each of its Affiliates not to, Transfer whether or not for value, any shares of CEDC Common Stock or Warrants to any Person which holds any interest in a fund managed by Lion Capital which fund holds a direct or indirect voting or economic interest in either or both of the Lion Holdcos or any Person Controlled by, or Controlling, either or both of the Lion Holdcos (each such entity, a “Lion Investor”) at any time, unless prior thereto such Lion Investor has given an undertaking to CEDC in the form attached hereto as Schedule 1, subject to such changes as the parties may agree, each acting reasonably, not to effect, directly or indirectly, and to cause its Affiliates not to effect, directly or indirectly, any Prohibited Transaction prior to the Final Discharge Date.

6	CONSEQUENCES OF PROHIBITED TRANSACTIONS

6.1

If: (a) any of the Lion Restricted Parties engages or has engaged in a Prohibited Transaction in violation of paragraph 5 above; or (b) after the date of this Letter of Undertaking any Affiliate (not itself a Lion Restricted Party) of any Lion Restricted Party or any Lion Investor or Affiliate thereof, in each case, to whom any shares of CEDC Common Stock or Warrants have been Transferred by any of the Lion Parties or any of their Affiliates after the date of this Letter of Undertaking, engages in a Prohibited Transaction in violation of paragraph 5.1.1 above, then:

6.1.1	the Lion Parties shall promptly, and in any event within five Business Days of learning of such violation, provide written notice to CEDC of such violation, including the date when such Prohibited Transaction first became effective; and

6.1.2	CEDC shall not be obligated to make any payments pursuant to clause 8.3 of the Option Agreement or to issue any CEDC Common Stock or Warrants pursuant to clauses 5, 7 and 8 of the Option Agreement that are scheduled to be paid or issued on or after the date on which such Prohibited Transaction first became effective.

6.2	CEDC shall not be relieved of its obligations to issue CEDC Common Stock or Warrants pursuant to clauses 5, 7 and 8 of the Option Agreement solely as a result of a Prohibited Transaction described in paragraph 6.1(b) above, if either:

6.2.1	the following conditions are met:

(a)	Lion Capital did not have actual or constructive knowledge that such Prohibited Transaction was contemplated contemporaneously with or prior to the occurrence thereof,

(b)	in the case of any Prohibited Transaction by any Affiliate (not itself a Lion Restricted Party) of any Lion Restricted Party to whom any shares of CEDC Common Stock or Warrants have been Transferred as described in paragraph 6.1, Lion Capital had taken commercially reasonable steps to advise such Person of the restrictions of this covenant and ensure that such Person would not engage in a Prohibited Transaction in violation of paragraph 5.1.1 above, and

(c)	such Prohibited Transaction: (i) was promptly terminated upon Lion Capital becoming aware of such Prohibited Transaction and (ii) was not in effect during (or at any time during the ten trading days preceding) any period in which an amount (or value) of consideration payable or paid pursuant to any of the Equity Documents (such payment of consideration, a “Relevant Transaction”) was determined by reference to the trading price of CEDC Common Stock;

provided, further that if CEDC would be relieved of such obligations solely as a result of a Prohibited Transaction described in this paragraph 6.2.1 above which satisfies each of the criteria set out in this paragraph above other than sub-paragraph 6.2.1(c) thereof, it shall not be so relieved of such obligations, but shall be entitled to recover the amount of any losses incurred by CEDC in connection with any Relevant Transaction and proximately caused by such Prohibited Transaction (the “Losses”) from Cayman 4 and Cayman 5 or to offset the amount or value of such Losses incurred by CEDC against any future payments required to be made by Lion/Rally Cayman 7 L.P. or directly or indirectly by CEDC to Cayman 4 or Cayman 5 pursuant to the Option Agreement; or

6.2.2	(i) any director or officer of CEDC, (ii) any other Person acting at the direction of CEDC or any director or officer thereof or (iii) any employee of CEDC or of an Affiliate of CEDC acting with the prior actual knowledge of any director or officer of CEDC (unless Lion Capital has been advised thereof promptly after such director or officer obtained such knowledge) has at any time following the date of the Letter of Undertaking, directly or indirectly caused or solicited any Lion Party or any Affiliate thereof to enter into any Prohibited Transaction and such Lion Party or Affiliate actually consummated such Prohibited Transaction.

6.3	In the event that CEDC makes (or has made) any payment or issues any CEDC Common Stock or Warrants pursuant to clauses 5, 7 or 8 of the Option Agreement that CEDC is not (or was not) obligated to make or issue by operation of this paragraph 6 (whether as a result of any Lion Party’s failure to provide required notice or otherwise), Cayman 4 or Cayman 5, as the case may be, shall promptly (and in any event within five Business Days after written notice to Cayman 4 or Cayman 5 by CEDC demanding such payment) pay to CEDC in cash the amount of such payment(s) and return any such CEDC Common Stock or Warrants to CEDC; provided, that, in the event Cayman 4 or Cayman 5 does not timely make such payment and return any such CEDC Common Stock or Warrants, CEDC and/or Lion/Rally Cayman 7 L.P. may offset the amount or value of such payment, CEDC Common Stock and Warrants against any future payments required to be made by Lion/Rally Cayman 7 L.P. or directly or indirectly by CEDC to Cayman 4 or Cayman 5 pursuant to the Option Agreement.

7	LION CAPITAL UNDERTAKINGS

The Lion Parties hereby agree and undertake to CEDC:

7.1	that at any time before the Final Discharge Date (as defined in the Option Agreement) during which CEDC is not the Controlling Party (as defined in the Shareholders Agreement), no entity which is Controlled by Lion Capital except any member of the Group will acquire Control of any business whose principal operations are the wholesale production and/or distribution of spirits in the Russian Federation, provided always that nothing in this paragraph 7.1 shall prevent the acquisition of: (a) certain assets that have been described in a letter from the Lion Holdcos to CEDC dated the same date as this Letter of Undertaking (the “Potential Assets”); or (b) any non-Russian business that has operations in Russia, where such Russian operations do not represent the majority of that group’s activities;

7.2	that at any time before the Final Discharge Date (as defined in the Option Agreement), no entity which is Controlled by Lion Capital will:

7.2.1	in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, by means of purchase, merger, business combination or in any other manner, beneficial ownership of any shares of CEDC Common Stock (except as contemplated by the Equity Documents and the Warrants);

7.2.2	make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules promulgated under the Exchange Act) or consents to vote, or seek to advise or influence any Person with respect to the voting of, any shares of CEDC Common Stock;

7.2.3	form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of acquiring, holding or disposing of any shares of CEDC Common Stock;

7.2.4	otherwise act, alone or in concert with others, to seek to control or change the management, board of directors, governing instruments, policies or affairs of CEDC;

7.2.5	disclose any intention, plan or arrangement inconsistent with the foregoing; or

7.2.6	advise, assist or encourage any other Person in connection with any of the foregoing.

7.3	that at all times before the exercise of the Holdco Put Option Lion Capital shall maintain Control over the Lion Holdcos;

7.4	Lion Capital shall not Transfer the whole or any part of its interest in Lion/Rally Cayman 8 to another entity, unless such entity is an Affiliate of Lion Capital; provided however, that in the event that such Affiliate ceases to be an Affiliate of Lion Capital, the Lion Parties shall immediately procure that the interest in Lion/Rally Cayman 8 is transferred as soon as practicable to Lion Capital or a continuing Affiliate thereof; and

7.5	they shall cause the Group to provide to CEDC all financial information required by CEDC in order to file registration statements as contemplated in the Registration Rights Agreement.

8	NEW INVESTMENT

CEDC acknowledges that the Lion Parties will be relying on the provisions of this Letter of Undertaking in entering into the New Investment. The Lion Parties acknowledge that CEDC will be relying on the provisions of this Letter of Undertaking in entering into the New Investment.

9	NON RECOURSE

Notwithstanding anything that may be expressed or implied in this Letter of Undertaking, CEDC and the Lion Parties, each by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than CEDC and the Lion Parties shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of CEDC or the Lion Parties or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, for any obligations of CEDC or any of the Lion Parties under this Letter of Undertaking or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or their creation. This paragraph 9 does not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

10	RESTRICTIONS ON SALE OF CEDC COMMON STOCK

10.1	Prior to the first Business Day following the Final Discharge Date on which the Lion Holdcos and their Affiliates own, in the aggregate, less than 3% of the outstanding CEDC Common Stock, neither the Lion Holdcos nor any of their Affiliates may sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any CEDC Common Stock (whether acquired pursuant to this Agreement or otherwise) (any such sale, transfer or other disposition by any Lion Holdco or any of their Affiliates, a “Sale”), unless:

10.1.1	the number of shares of CEDC Common Stock sold, transferred or otherwise disposed of in such Sale, when aggregated with the number of shares of CEDC Common Stock sold, transferred or otherwise disposed of in all other Sales consummated on the same day on which such Sale is consummated, does not exceed 15% of the average daily reported volume of trading in CEDC Common Stock during the 20 trading day period ending on the day before such Sale is consummated; and

10.1.2	the price per share for each share of CEDC Common Stock so sold, transferred or otherwise disposed of is no less than the lowest quoted bid price of CEDC Common Stock at the time of such Sale on and as reported by the principal securities exchange on which the CEDC Common Stock is then listed or admitted for trading (or, if the CEDC Common Stock is not listed or admitted for trading on any securities exchange, no less than the prevailing fair market value of CEDC Common Stock as determined in good faith and in a commercially reasonable manner by resolution of the Board of Directors of CEDC, based on the best information available to it and (if so requested by Cayman 5) having engaged an independent appraiser in such regard);

10.2	Notwithstanding anything herein to the contrary, Clause 10.1 shall not apply to any Sale that complies with the following requirements:

10.2.1	such Sale is a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4 of the Securities Act;

10.2.2	the number of shares of CEDC Common Stock sold, transferred or otherwise disposed of to the recipient in such Sale, when aggregated with the total number of shares of CEDC Common Stock sold, transferred or otherwise disposed of to such recipient in all other such Sales effected in accordance with this Clause 10.2, does not exceed 2% of the total number of shares of CEDC Common Stock then outstanding;

10.2.3	the price per share for each share of CEDC Common Stock so sold, transferred or otherwise disposed of is no less than 95% of the prior trading day’s closing price of CEDC Common Stock on and as reported by the principal securities exchange on which the CEDC Common Stock is then listed or admitted for trading (or, if the CEDC Common Stock is not listed or admitted for trading on any securities exchange, no less than 95% of the prevailing fair market value of CEDC Common Stock as determined in good faith and in a commercially reasonable manner by resolution of the Board of Directors of CEDC, based on the best information available to it and (if so requested by Cayman 5) having engaged an independent appraiser in such regard); and

10.2.4	no other Sale has been made pursuant to this Clause 10.2 in the five days preceding the date on which such Sale is consummated.

11	WHOLE AGREEMENT

Upon the effective date of the Shareholders Agreement, the existing shareholders agreement with regard to Lion/Rally Cayman 2 shall be terminated.

12	WARRANTIES

12.1	Each party to this Letter of Undertaking warrants, as of the date of this Letter of Undertaking, to the other parties to this Letter of Undertaking that:

12.1.1	it has full power and authority, without requiring the consent of any other person, and has taken all necessary actions, to enter into and exercise its rights and perform its obligations under this Letter of Undertaking, the Equity Documents, the Warrants and the Commitment Letter;

12.1.2	the provisions of this Letter of Undertaking, the Equity Documents, the Warrants and the Commitment Letter will not result in a breach of any provision of its constitutional documents or result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound; and

12.1.3	this Letter of Undertaking, the Equity Documents, the Warrants and the Commitment Letter constitute lawful, valid and binding obligations of each party in accordance with its terms.

12.2	Each of CEDC and Carey Agri warrants to the Lion Parties that:

12.2.1	as at the date of this Letter of Undertaking, Carey Agri is the sole owner of $107,556,808 in principal amount of Loan Notes (as defined in the Note Purchase Agreement) which are free from Encumbrances; and

12.2.2	as at the date of this Letter of Undertaking, Carey Agri is the sole owner of 181,500,000 B ordinary shares in the capital of Lion/Rally Cayman 2 and such shares are free from Encumbrances.

13	CONFIDENTIALITY RESTRICTIONS

13.1	Subject to paragraphs 13.2 and 13.3 below, each party to this Letter of Undertaking undertakes and covenants with each other party to this Letter of Undertaking that it shall not and shall procure that none of its Affiliates shall (and for the avoidance of doubt the Lion Holdcos shall procure that Lion Capital does not) disclose Confidential Information to any Person prior to the date falling on the second anniversary of the termination of the Shareholders Agreement.

13.2	The provisions of paragraph 13.1 shall not apply to the disclosure of any Confidential Information by any party to this Letter:

13.2.1	which now or hereafter comes into the public domain otherwise than as a result of a breach of this paragraph 13;

13.2.2	to the extent strictly necessary in connection with the performance of, or the exercise of relevant rights pursuant to, the Transaction Documents as defined in the Option Agreement (as they may be amended from time to time);

13.2.3	to its employees, directors or advisers who need to know the Confidential Information for the purposes of the Transaction Documents or the business of the Group (a “Recipient”). The disclosing party shall procure that each Recipient is made aware of, and complies with, its obligations of confidentiality under this Letter of Undertaking as if the Recipient was a party to this Letter of Undertaking;

13.2.4	which is disclosed to parties to the Group’s financing documents provided that the information so disclosed does not relate to another party to this Letter of Undertaking or any Affiliate of another such party (other than a member of the Group);

13.2.5	to a court, arbitrator or administrative tribunal in the course of proceedings before it to which the disclosing party is a party in a case where such disclosure is required by such proceedings;

13.2.6	to any third party in connection with negotiations for a Transfer, where, prior to any such disclosure, such party is bound to a member of the Group or the relevant party by a confidentiality agreement to maintain confidentiality of such information;

13.2.7	to the other parties to this Letter of Undertaking;

13.2.8	pursuant to the terms of this Letter of Undertaking;

13.2.9	in the ordinary course of such party’s participation in the business of the Group; or

13.2.10	pursuant to applicable law or regulations including, without limitation, the rules and regulations of the United States Securities and Exchange Commission, NASDAQ, the Warsaw Stock Exchange, and any other securities exchange on which any security of the disclosing party (or any Affiliate thereof) is or is proposed to be listed or admitted to trading.

13.3	Notwithstanding the foregoing provisions, the Lion Parties and their Affiliates shall be entitled to make such disclosure to their partners, trustees, shareholders, unit holders and other participants in relation to the business affairs and financial position of the Group or any member thereof as they may in their reasonable discretion see fit.

13.4	In the case of disclosure pursuant to paragraphs 13.2.5 or 13.2.10, such disclosing party shall, save where giving notice to other parties is prohibited by law, give as much notice to the other parties to this Letter of Undertaking of such disclosure as is reasonably practicable and shall consider the reasonable requests of the other parties in relation to the contents of such disclosures.

13.5	To the extent that a Lion Party reasonably believes that it is required to publicly disclose any information described in clause (b) or (c) of the definition of “Confidential Information” herein in order to effect a lawful sale of any shares of CEDC Common Stock held by such Lion Party, such Lion Party may request that CEDC publicly disclose such information, which request CEDC may not unreasonably deny; provided, that this paragraph 13.5 shall not apply to any such information relating to any merger, consolidation, reorganisation, reclassification or sale of all or substantially all of the assets of the Group or any member thereof, or the acquisition or disposition of any material assets, securities, businesses or Persons by the Group or any member thereof. Notwithstanding anything in this paragraph 13.5 to the contrary, CEDC may delay making any such public disclosure for a period not to exceed 90 days in the event that, in the reasonable and good faith opinion of CEDC’s board of directors, making such public disclosure would require CEDC to publicly disclose information which could have an adverse effect on CEDC.

14	LIABILITY AND EQUITABLE REMEDIES

14.1	The liability of the Lion Parties for their obligations under this Letter of Undertaking shall be joint and several.

14.2	Notwithstanding any of the foregoing, it is agreed and acknowledged that Lion Capital shall only be subject to the equitable remedies of injunction and specific performance with respect to any breach by the Lion Parties of the obligations under this Letter of Undertaking and shall not be liable for money damages or money damages in lieu of equitable remedies.

15	GENERAL

15.1	No variation of this Letter of Undertaking is valid unless it is in writing and signed by or on behalf of each Party.

15.2	Unless otherwise provided in this Letter of Undertaking, the rights, powers and remedies contained in this Letter of Undertaking are cumulative and not exclusive of any rights or remedies provided by law.

15.3	No waiver by any Party of any requirement of this Letter of Undertaking or of any remedy or right under this Letter of Undertaking will be effective unless given by written notice signed by that Party. No waiver of any particular breach of this Letter of Undertaking will operate as a waiver of any repetition of that breach.

15.4	No delay or failure on the part of any Party in exercising a right, power or remedy provided by law or under this Letter of Undertaking will impair that right, power or remedy or operate as a waiver of it or any other rights and remedies. The single or partial exercise of any right, power or remedy provided by law or under this Letter of Undertaking will not preclude any other or further exercise or the exercise of any other rights power or remedy.

15.5	This Letter of Undertaking may be executed in any number of counterparts, but is not effective until each Party has executed at least one counterpart. Each counterpart, once executed, forms part of and all those counterparts will together constitute this Letter of Undertaking.

15.6	If a provision of this Letter of Undertaking is or becomes or is found by a court or other competent authority to be illegal, invalid or unenforceable, in whole or in part, under any law, such provision will to that extent only be deemed not to form part of this Letter of Undertaking and the legality, validity and enforceability of the remainder of this Letter of Undertaking will not be affected or impaired.

16	GOVERNING LAW

This Letter of Undertaking and all matters (including, without limitation, any contractual or non-contractual obligation) arising from or connected with it shall be governed by and construed in accordance with English law and the parties hereto hereby submit to the exclusive jurisdiction of the English courts.

17	JURISDICTION

The Parties irrevocably agree that, subject as provided below, the courts of England shall have exclusive jurisdiction over any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual claims). Nothing in this Clause 17 shall limit the right of the Parties to commence proceedings to seek equitable (or equivalent) relief or to seek enforcement of a final non-appealable judgment of the courts of England in any court of an Approved Jurisdiction which has competent jurisdiction, nor shall the commencement of such proceedings in any one or more Approved Jurisdictions preclude the commencement of similar proceedings in any other Approved Jurisdiction, whether concurrently or not, to the extent permitted by the law of such other Approved Jurisdiction. No Party shall be entitled to commence proceedings in any court in any jurisdiction other than England or of an Approved Jurisdiction.

Yours faithfully

/s/ William Carey
Name:	William Carey
Title:	President
for and on behalf of Central European Distribution Corporation

Agreed and accepted on behalf of

/s/ Rob Jones
Name:	Rob Jones
Title:	Director
for and on behalf of Lion/Rally Cayman 4

/s/ Rob Jones
Name:	Rob Jones
Title:	Director
for and on behalf of Lion/Rally Cayman 5

/s/ James Cocker, as Attorney
Name:	James Cocker
Title:	Member
for and on behalf of Lion Capital LLP

/s/ Stephen J. Horvath
Name:	Stephen J. Horvath
Title:	Attorney-in-Fact
for and on behalf of Carey Agri international – Poland sp. z o.o.

SCHEDULE 1

To:	Central European Distribution Corporation (“CEDC”)

Bobrowiecka 6

00-723 Warszawa

Poland

For the attention of [—]

Dear Sirs

Project Rally 2: Undertaking

We refer to the letter of undertaking, dated [—] between Lion/Rally Cayman 4, Lion/Rally Cayman 5, Lion Capital LLP and CEDC (the “Letter of Undertaking”). Defined terms in this letter shall have the same meaning as set out in the Letter of Undertaking, unless defined otherwise.

1	PROHIBITED TRANSACTIONS

We, [—], an investor in [insert name of relevant fund] (the “Investor”):

(a)	agree that prior to the Final Discharge Date (as defined in the Option Agreement), neither the Investor nor any of its Affiliates:

(i)	will effect, directly or indirectly, any short sale (as defined in Rule 200), with respect to the CEDC Common Stock or Warrants or with respect to any other security that includes, relates to or derives any significant part of its value from, CEDC Common Stock or Warrants, unless:

(A)	immediately following the execution of such short sale, the Investor and its Affiliates (considered as a group) would not hold a “net short” position with respect to shares of CEDC Common Stock (provided that for the purposes hereof, a Person or Persons shall be considered to hold a “net short” position where the number of shares of CEDC Common Stock such Person or Persons is or are bound to deliver to another Person (in respect of which such Person or Persons has borrowed shares of CEDC Common Stock) exceeds the number of shares of CEDC Common Stock such Person or Persons is or are deemed to own under section (b) of Rule 200, in each case immediately following the execution of such short sale);

(B)	such transaction is not entered into for speculative purposes and is bona fide for the primary purpose either of hedging the price at which the Investor and its Affiliates may dispose of shares of CEDC Common Stock or facilitating a timely and orderly distribution of such shares of CEDC Common Stock; and

(C)	such transaction is in compliance with applicable law and is not a transaction or series of transactions intended to evade the prohibitions of this letter; or

(ii)	without the prior written consent of CEDC, will establish any “put equivalent position” (as defined under Rule 16a-1(h) under the Exchange Act) or grant, directly or indirectly, any other right (including any put or call option, forward sale contract, swap or stock pledge or loan or transaction similar to any of the foregoing) with respect to CEDC Common Stock or Warrants or with respect to any other security that includes, relates to or derives any significant part of its value from, CEDC Common Stock or Warrants (each, a “Derivative Transaction”); provided that CEDC shall act in a commercially reasonable manner in determining whether to grant such consent; provided further that no such consent shall be required:

(A)	where (1) a Derivative Transaction is not entered into for speculative purposes and is bona fide for the primary purpose of either (x) hedging the price at which the Investor and its Affiliates will dispose of any shares of CEDC Common Stock received (or to be received) pursuant to clause 5.2.1 of the Option Agreement or any related issuance under clause 7.1 of the Option Agreement or pursuant to the exercise of the Warrants, or (y) facilitating a timely and orderly distribution of any shares of CEDC Common Stock received (or to be received) pursuant to clause 5.2.1 of the Option Agreement or any related issuance under clause 7.1 of the Option Agreement or pursuant to the exercise of the Warrants, and (2) such transaction is in compliance with applicable law and is not a transaction or series of transactions intended to evade the prohibitions of this letter; or

(B)	in the event CEDC elects to issue additional shares of CEDC Common Stock pursuant to clause 8.2 of the Option Agreement or any related issuance under clause 7.1 of the Option Agreement and/or paragraph 5.1.3 or paragraph 5.3 of the Note Purchase Agreement or any related issuance under paragraph 7 of the Note Purchase Agreement, in connection with any Derivative Transaction with regard to any such shares of CEDC Common Stock so issued;

(each transaction prohibited by paragraph 1(a)(i) and (ii), a “Prohibited Transaction”);

(b)	represent that on and after [—][1] and as of the date hereof neither the Investor, nor any of its Affiliates, has or is engaged, directly or indirectly, in a Prohibited Transaction;

(c)	agree that prior to the Final Discharge Date, the Investor shall not, and shall cause each of its Affiliates not to, Transfer whether or not for value, any shares of CEDC Common Stock or Warrants to any Lion Investor at any time, unless prior thereto such Lion

[1]	The date that is 30 days before the Investor signs this Undertaking

Investor has given an undertaking to CEDC in the form attached to the Letter of Undertaking as Schedule 1, subject to such changes as the parties may agree, each acting reasonably, not to effect, directly or indirectly, and to cause its Affiliates not to effect, directly or indirectly, any Prohibited Transaction prior to the Final Discharge Date.

2	NOTICE REQUIREMENT

In the event that the Investor or any of its Affiliates engages, directly or indirectly, in a Prohibited Transaction in violation of this letter, the Investor shall promptly, and in any event within two Business Days, after such violation provide written notice to the Lion Parties and to CEDC of such violation, including the date when such Prohibited Transaction first became effective.

3	GOVERNING LAW

This letter and all matters (including, without limitation, any contractual or non-contractual obligation) arising from or connected with it shall be governed by and construed in accordance with English law and the parties hereto hereby submit to the exclusive jurisdiction of the English courts.

4	JURISDICTION

The Parties irrevocably agree that, subject as provided below, the courts of England shall have exclusive jurisdiction over any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual claims). Nothing in this paragraph shall limit the right of the Parties to commence proceedings to seek equitable (or equivalent) relief or to seek enforcement of a final non-appealable judgment of the courts of England in any court of an Approved Jurisdiction which has competent jurisdiction, nor shall the commencement of such proceedings in any one or more Approved Jurisdictions preclude the commencement of similar proceedings in any other Approved Jurisdiction, whether concurrently or not, to the extent permitted by the law of such other Approved Jurisdiction. No Party shall be entitled to commence proceedings in any court in any jurisdiction other than England or of an Approved Jurisdiction.

Yours faithfully

Name:
Title:
for and on behalf of [—]